Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 30, 2025

to

INDENTURE

Dated as of October 8, 2020

Between

MULTIPLAN CORPORATION

as Issuer,

POLARIS INTERMEDIATE CORP.

as Guarantor

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

6.00% / 7.00% CONVERTIBLE SENIOR PIK TOGGLE NOTES DUE 2027

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 30, 2025, between MultiPlan Corporation, a Delaware corporation, and formerly known as Churchill Capital Corp III (the “Issuer”), Polaris Intermediate Corp., a Delaware corporation (the “Guarantor”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”), under the Indenture, dated as of October 8, 2020 (as amended or supplemented prior to the date hereof, the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Issuer has issued its 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Issuer has offered to exchange outstanding Notes for a portion of (i) MPH Acquisition Holdings LLC’s (“MPH”) newly issued “Second-Out” 6.50% Cash & 5.00% PIK First Lien Notes due 2030, (ii) MPH’s newly issued “Second-Out” 5.75% First Lien Notes due 2030 and (iii) the Issuer’s newly issued “Third-Out” 6.00% Cash & 0.75% PIK First Lien Notes due 2031, pursuant to the terms of its Confidential Exchange Offer Memorandum and Consent Solicitation Statement (the “Offering Memorandum”), dated as of December 24, 2024 (the “Offer”);

WHEREAS, in connection with the Offer, the Issuer has requested that Holders of the Notes deliver their consents with respect to the deletion, modification, supplement or amendment of certain provisions of the Indenture, as described in the Offering Memorandum (the “Proposed Amendments”);

WHEREAS, Section 8.02 of the Indenture provides that the Issuer, the Guarantors, if any, and the Trustee may amend or supplement the Indenture or the Notes or waive compliance with any provision of the Indenture or the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with the Offer for the Notes); provided, however, that the Company, the Guarantors and the Trustee may amend or modify the definition of “Fundamental Change” or the other definitions used in such definition of “Fundamental Change” with the consent of Holders representing not less than seventy-five percent in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Holders of at least seventy-five percent in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with the Indenture (including Section 8.02 thereof) and have not withdrawn such consent;

WHEREAS, the Issuer has heretofore delivered, has caused to be delivered or is delivering contemporaneously herewith, to the Trustee (i) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (ii) the Officer’s Certificate and the Opinion of Counsel described in Sections 8.06, 12.02 and 12.03 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.1       Amendments.

(a)	Indenture is hereby amended by deleting in their entireties: Sections 3.02(A), 3.03, 3.04, 3.05, 3.06, 6.01(A)(ii) and 6.01(B). Each item deleted in the preceding sentence is to be replaced with “Intentionally Omitted.”

(b)	Indenture is hereby amended by adding a new Section 12.17:

“Section 12.17       Release.

From and after the date hereof, the Company, the Guarantors, the Trustee, the trustees and collateral agents in respect of each series of New Notes (as defined in the Offering Memorandum (as defined in the supplemental indenture, dated as of January 30, 2025, between the Company and the Trustee (the “Supplemental Indenture”)), each Holder that consented to the Supplemental Indenture, and each of their predecessors, successors, assigns, agents, subsidiaries, affiliates and representatives (collectively, the “Released Parties”), and their respective property is hereby deemed finally and forever released and discharged by each Holder, beneficial owner and any Person that becomes a Holder or beneficial owner after the date hereof, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any cause of action, directly or derivatively, by, through, for, or because of the foregoing entities, to the fullest extent permitted under applicable law (such parties, collectively, the “Releasing Parties”), from any and all causes of action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Company or any Guarantor would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim against, the Company or any Guarantor, based on or relating to, or in any manner arising from, in whole or in part, the subject matter of, the Supplemental Indenture, or the transactions or events giving rise to, the Offer (as defined in the Supplemental Indenture), the Offering Memorandum (as defined in the Supplemental Indenture) related to the Offer and any definitive document, transaction, contract, instrument, release, or other agreement or document created or entered into in connection therewith. In the event that any Releasing Party (including its successors and assigns, including, without limitation, any estate, receiver, trustee, debtor-in-possession, or other Person), third party, estate, trustee, debtor-in-possession, creditor, estate, creditors’ committee, or any other Person is successful in pursuing, including any avoidance, preference, strong arm, or claw back action subsequently arising by operation of an insolvency or creditor rights law, each Releasing Party agrees that it shall not recover any funds, property, or other value received, awarded, or arising from settlement, judgment, or other resolution of such actual or threatened claim and shall assign any such recoveries exclusively to, and hold them in trust exclusively for, such Released Party. For the avoidance of doubt, this Section 12.17 is not a release of amounts due under the Indenture or the Notes.”

SECTION 1.2       Fundamental Change. The definition of “Fundamental Change” in the Indenture is hereby amended to state, in its entirety, the following:

““Fundamental Change” means any of the following events:

(A)  a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries, their respective employee benefit plans or a Permitted Holder files any report with the SEC indicating that such Person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than eighty percent (80%) or more of the voting power of all of the Company’s then outstanding Common Stock; or

(B)  the consummation of any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than to (x) the Company or one or more of the Company’s Wholly Owned Subsidiaries or (y) a Permitted Holder;

provided, however, that a transaction or event described in clause (A) or (B) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed (or depositary receipts representing shares of common stock, which depositary receipts are listed) on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.

For the purposes of this definition, (x) any transaction or event described in clause (A); (y) whether a Person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 and 13d-5 under the Exchange Act (as in Fundamental Change); and (z) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of such Person or “group” or of its Subsidiaries and (ii) any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan (but solely to the extent such Person is acting in such capacity).”

SECTION 1.3       Events of Default.

(a) Section 7.01(A) of the Indenture is hereby amended to state, in its entirety, the following:

“Section 7.01       Events of Default.

(A) Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(i) a default in the payment when due (whether at maturity, upon Redemption, Repurchase Upon Fundamental Change or otherwise) of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, any Note;

(ii) a default for thirty (30) consecutive days in the payment when due of interest on any Note;

(iii) the Company’s failure to deliver, when required by this Indenture, a Fundamental Change Notice, or a notice of Make-Whole Fundamental Change pursuant to Section 5.07(C), if such failure is not cured within five (5) Business Days after its occurrence;

(iv) a default in the Company’s obligation to convert a Note in accordance with Article 5 upon the exercise of the conversion right with respect thereto, if such default is not cured within three (3) Business Days after its occurrence;

(v) [Intentionally Omitted]

(vi) [Intentionally Omitted]

(vii) [Intentionally Omitted]

(viii) [Intentionally Omitted]

(ix) the Company, the Guarantors or any of their Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1) commences a voluntary case or proceeding;

(2) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3) consents to the appointment of a custodian of it or for any substantial part of its property;

(4) makes a general assignment for the benefit of its creditors;

(5) takes any comparable action under any foreign Bankruptcy Law; or

(6) generally is not paying its debts as they become due; or

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1) is for relief against Company, the Guarantors or any of their Significant Subsidiaries in an involuntary case or proceeding;

(2) appoints a custodian of the Company, the Guarantors, or any of their Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3) orders the winding up or liquidation of the Company, the Guarantors, or any of their Significant Subsidiaries; or

(4) grants any similar relief under any foreign Bankruptcy Law,

and, in each case under this Section 7.01(A)(x), such order or decree remains unstayed and in effect for at least sixty (60) days.”

(b)  All references to Section 7.01(A) of the Indenture shall mean Section 7.01(A) as amended by this Supplemental Indenture.

SECTION 1.4       Limitations on Suits.

(a)	Section 7.07 of the Indenture is hereby amended to state, in its entirety, the following:

“Section 7.07 Limitation on Suits.

No Holder may pursue any remedy with respect to this Indenture or the Notes or any claim arising, directly or derivatively, pursuant thereto (except to enforce (x) its rights to receive the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or interest on, any Notes; or (y) the Company’s obligations to convert any Notes pursuant to Article 5), unless:

(A)          such Holder has previously delivered to the Trustee notice that an Event of Default is continuing;

(B)           Holders of at least seventy-five percent (75%) in aggregate principal amount of the Notes then outstanding deliver a request to the Trustee to pursue such remedy;

(C)           such Holder or Holders offer and, if requested, provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such request;

(D)           the Trustee does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity;

(E)           during such sixty (60) calendar day period, Holders of a majority in aggregate principal amount of the Notes then outstanding do not deliver to the Trustee a direction that is inconsistent with such request; and

(F)           the claim or remedy being pursued has not been released pursuant to Section 12.17 hereof.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.”

SECTION 1.5       Amendment of Definitions, Provisions and Cross-References. The Indenture is hereby amended by deleting any definitions, provisions and cross-references from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.1, Section 1.2, Section 1.3 and Section 1.4 hereof.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.1       Effect of Supplemental Indenture. Except as amended hereby, all of the terms, conditions and provisions of the Indenture shall remain and continue in full force and effect and are hereby ratified and confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 2.2       Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.3       The Trustee.       The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

SECTION 2.4       Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 2.5       Severability. If any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Supplemental Indenture and the Notes will not in any way be affected or impaired thereby.

SECTION 2.6       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Supplemental Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Supplemental Indenture as to the other parties hereto will be deemed to be their original signatures for all purposes.

SECTION 2.7       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.8       Effectiveness. This Supplemental Indenture shall be effective when executed and delivered by the parties hereto; provided, however, that the amendments to the Indenture set forth herein (except the amendments set forth in Section 1.2 hereof and related amendments of definitions) shall not become operative unless and until the Notes representing at least a majority in the aggregate principal amount of the Notes outstanding and that were validly tendered (and not validly withdrawn) are accepted for exchange in the Offer and the applicable Exchange Consideration (as defined in the Offering Memorandum) is actually delivered pursuant to the Offer on the Settlement Date (as defined in the Offering Memorandum), provided further, that the amendments to the Indenture set forth in Section 1.2 hereof and related amendments of definitions shall not become operative unless and until the Notes representing at least seventy-five percent of the aggregate principal amount of the Notes outstanding and that were validly tendered (and not validly withdrawn) are accepted for exchange in the Offer and the applicable Exchange Consideration is actually delivered pursuant to the Offer on the Settlement Date. The Issuer will notify the Trustee in writing (which may be by email) upon the Proposed Amendments becoming operative.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

MultiPlan Corporation

By:	/s/Travis Dalton
Name:	Travis Dalton
Title:	Chief Executive Officer

GUARANTOR:

POLARIS INTERMEDIATE CORP.

By:	/s/Travis Dalton
Name:	Travis Dalton
Title:	Chief Executive Officer

[Signature Page to Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Iris Munoz
	Name:	Iris Munoz
	Title:	Assistant Vice President

[Signature Page to Supplemental Indenture]